Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

October 1, 2015

First Data Corporation

225 Liberty Street, 29th Floor

New York, New York 10281

Ladies and Gentlemen:

We have acted as counsel to First Data Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-205750) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale by the Company of an aggregate of 184,000,000 shares of Class A common stock, par value $0.01 per share (the “Common Stock”) of the Company (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”).

We have examined the Registration Statement, a form of the share certificate for the Common Stock and a form of the Third Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection

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with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (A) when the Pricing Committee of the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Shares, (B) the Amended Certificate has been duly filed with the Secretary of State of the State of Delaware and (C) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Pricing Committee of the Board of Directors of the Company, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP